EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009 (May 19, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160),  and related disclosure in Notes 3, 9, 10, 11, and 21) relating to the consolidated financial statements of PNM Resources, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption  of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment  and Statement of Financial Accounting Standards No. 158,  Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R  in 2006, and Financial Accounting Standards Board Financial Interpretation No. 48,  Accounting for Uncertainty in Income Taxes  in 2007, and Statement of Financial Accounting Standards No. 157 , Fair Value Measurements  in 2008, and retrospective adjustments related to the adoption of SFAS 160), and our reports dated March 2, 2009, relating to the financial statement schedules and internal control over financial reporting of PNM Resources, Inc. and subsidiaries, appearing in the Current Report on Form 8-K of PNM Resources, Inc. and subsidiaries dated May 19, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
August 10, 2009